Progress Energy Announces Solid Second Quarter Results



Highlights:

    - Reports quarterly ongoing earnings of $0.79 per share, GAAP earnings of $0.63 per share
    - Reports year-to-date ongoing earnings of $1.43 per share, GAAP earnings of $1.08 per share
    -    Reaffirms 2004 ongoing earnings guidance of $3.50 - $3.65 per share


RALEIGH, N.C. (July 21, 2004) - Progress Energy [NYSE: PGN] today reported ongoing earnings of $191 million, or $0.79 per share, for the second quarter of 2004 compared with ongoing earnings of $161 million, or $0.68 per share, for the second quarter of 2003. Reported consolidated net income under generally accepted accounting principles (GAAP) was $154 million, or $0.63 per share, for the quarter compared with reported consolidated net income of $157 million, or $0.66 per share, for the second quarter of 2003. See the table below for a reconciliation of ongoing earnings per share to GAAP earnings per share.

Four main items explain the $0.11 per share increase in ongoing earnings in the second quarter of 2004 compared to 2003:

    o    Weather in the Carolinas was favorable compared to last year.
    o The retail revenue sharing accrual in Florida was lower primarily due to an additional refund made in 2003 that was associated with 2002.
    o Both utilities had increased retail revenues from customer growth and usage.
    o These three items were partially offset by a decrease in off-system wholesale sales in the Carolinas.

Ongoing earnings for the six months ended June 30, 2004 were $346 million, or $1.43 per share, compared with ongoing earnings of $356 million, or $1.52 per share, for the first half of 2003. Reported GAAP consolidated net income for the first half of 2004 was $262 million, or $1.08 per share, compared with consolidated net income of $376 million, or $1.60 per share, for the first half of 2003.

"Progress Energy's utility operations continue to perform well in our growing service territories and we are successfully executing our plan for 2004," said Bob McGehee, chairman, president and CEO, Progress Energy. "In Progress Ventures, we signed wholesale energy agreements that commit 75 to 80 percent of our competitive generation portfolio to sales contracts through 2010 and finalized the sale of a partnership interest in our Colona synthetic fuels operation. Overall, we achieved solid second quarter results and Progress Energy remains on track to achieve the goals we have set for our company, including our 2004 ongoing earnings guidance of $3.50 to $3.65 per share."

The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share. A detailed discussion of these items is provided later in this release under the caption "Ongoing Earnings Adjustments."


---------------------------------------------------------------------------------------------------
                                    Progress Energy, Inc.
       Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share
                                        June 30, 2004
---------------------------------------------------------------------------------------------------
                                                      As Restated                      As Restated
                                        Q2 2004         Q2 2003*         YTD 2004        YTD 2003*
---------------------------------------------------------------------------------------------------
Ongoing earnings per share                $ 0.79         $ 0.68          $ 1.43         $ 1.52
Intraperiod tax allocation                 (0.02)         (0.02)          (0.18)          0.02
CVO mark-to-market                         (0.02)         (0.01)          (0.05)          --
NCNG discontinued operations                --             0.01             --            0.06
SRS litigation settlement                  (0.12)           --            (0.12)          --
                                     --------------------------------------------------------------
Reported GAAP earnings per share          $ 0.63         $ 0.66          $ 1.08         $ 1.60
                                          ======         ======          ======         ======

Shares outstanding (millions)               242            236             242            235
---------------------------------------------------------------------------------------------------

* Beginning in the fourth quarter of 2003, Progress Energy ceased recording portions of Progress Fuels' segment operations, primarily synthetic fuel facilities, one month in arrears. Progress Energy has restated previously reported consolidated quarterly earnings to reflect the new reporting periods. The change in Progress Energy's second quarter 2003 and six months ended June 30, 2003 net income was an increase of $4 million and $15 million, respectively. The reported second quarter 2003 and six months ended June 30, 2003 earnings for Progress Ventures and Progress Fuels included in this release reflect this restatement. See additional information on this restatement in the Supplemental Data schedules of this release.


SIGNIFICANT DEVELOPMENTS


Progress Energy Announced Development in Audit of Synthetic Fuel Tax Credits

On July 7, 2004, Progress Energy announced that Internal Revenue Service (IRS) field auditors anticipate taking an adverse position regarding the placed-in-service date of the company's four Earthco synthetic fuel facilities. Due to the auditors' position, the IRS has decided to withdraw from the Pre-Filing Agreement (PFA) program with Progress Energy. With the IRS's withdrawal from the PFA program, the review of Progress Energy's Earthco facilities is back on the normal procedural audit path of the company's tax returns. The company anticipates that the field audit team will provide its written recommendation by the end of this summer. At that point, the company will have the opportunity to present its case to the appeals section within the IRS. The company believes that the appeals process could take up to two years to complete; however, it cannot control the actual timing of resolution. As previously announced, Progress Energy has no plans to alter its synthetic fuel production schedule and is not revising its previous 2004 earnings per share guidance. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article. asp?id=9143.

Progress Energy Adds Natural Gas Reserves in Louisiana

During the second quarter 2004, one of Progress Energy's subsidiaries, Progress Fuels Corporation, purchased or entered into agreements to purchase approximately 12 billion cubic feet equivalent (bcfe) of proved natural gas reserves and another approximately 10 bcfe of probable reserves for a total of $7.3 million. The acquisitions are in DeSoto Parish, La., near Shreveport, La. This acquisition brings Progress Fuels' total proved natural gas and oil reserves to approximately 370 bcfe.


Progress Energy Subsidiary Settles Civil Case with San Francisco Unified School District

On June 30, 2004, Progress Energy announced that one of its subsidiaries, Strategic Resource Solutions (SRS), reached a settlement agreement for $43.1 million pre-tax in a civil suit with the San Francisco Unified School District (SFUSD). The suit stems from a contract dispute and related allegations of misrepresentations and other misconduct between the school district and SRS. SRS has agreed to pay the SFUSD $10.1 million upon approval of the settlement by the court, and an additional $16 million in 2005 and $17 million in 2006, guaranteed by Progress Energy. Progress Energy recorded the charge in the second quarter. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article. asp?id=9122.


Progress Energy Florida Sets New Summer Peak

On June 24, 2004, warm temperatures and high electricity use prompted Progress Energy Florida to set a new summer record for energy use for a second consecutive day. Progress Energy Florida customers used approximately 8,519 megawatt hours (MWh) between 4 and 5 p.m. One day earlier, the company's customers used 8,446 MWh of electricity, eclipsing the former mark of 8,388 MWh, set July 17, 2002. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/ news/article.asp?id=9102.


Progress Energy Becomes 11th Member of NuStart Energy Consortium

On June 17, 2004, Progress Energy announced that it joined eight other energy companies and two reactor vendors to demonstrate the new construction and operating licensing process for a new nuclear power plant. The addition of Progress Energy expands the NuStart Energy Development consortium to 11 companies, nine of whom operate 60 nuclear reactors - 58 percent of the 103 U.S. nuclear power plants. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/ news/article.asp?id=9084.

Progress Energy Announces Agreement to Sell Interest in Synthetic Fuel Operation

On June 16, 2004, Progress Energy announced that one of its subsidiaries, Progress Fuels Corporation, had entered two transactions to sell a combined 49.8 percent partnership interest in Colona Synfuel Limited Partnership, LLLP, one of its synthetic fuel operations. Progress Energy subsidiaries will continue to operate the facilities and market the output on behalf of the partners. These transactions will not change the company's previous 2004 earnings per share guidance. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article. asp?id=9022.


Progress Energy Signs Additional Wholesale Energy Contracts

Regulated Commercial Operations

On June 18, 2004, Progress Energy announced a contract extension to continue serving as the full-requirements wholesale energy provider to French Broad Electric Membership Corp. through 2012. Financial terms of the contract were not disclosed. The previous contract, which took effect in 1994, was to expire in 2007. Both parties were interested in extending the wholesale relationship, which began in 1939. The EMC represents about 100 MW of electric load. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=9062.

On May 19, 2004, Progress Energy announced that it executed a wholesale power supply agreement with the North Carolina Electric Membership Corporation (NCEMC) to serve its peak-load electricity needs. Under the terms of the contract, NCEMC will purchase from Progress Energy Carolinas 500 megawatts (MW) of electric generation in 2005, 750 MW in 2006, 450 MW in 2007, and 300 megawatts per year from 2008 through 2024. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=8842.

Competitive Commercial Operations

On June 16, 2004, Progress Energy announced that its Progress Ventures subsidiary executed wholesale power-supply agreements with three Georgia electric membership cooperatives (EMCs) to serve their electricity needs through 2010. Combined with its previously announced agreements with Jackson EMC, Georgia Energy Cooperative and Greystone Power Corporation, Progress Energy will be serving 16 EMCs, or approximately one-third of the cooperative load, in Georgia. These contracts commit approximately 77 percent of Progress Ventures' competitive generation portfolio to sales contracts for the period 2005-2010. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article. asp?id=9023.

On May 18, 2004, Progress Energy announced that its Progress Ventures subsidiary executed a wholesale power-supply agreement with Georgia Energy Cooperative and Greystone Power Corporation to serve their electricity needs through 2010. Progess Ventures' Southeast supply portfolio, including more than 1,850 megawatts (MW) of generation capacity in Georgia, will serve as support for the new EMCs' load contracts. The power-supply agreement runs through 2010 and includes call rights on approximately 1,600 MW of Georgia system generation comprised of nuclear, coal, gas and pumped-storage hydro resources. Progress Energy expects to supplement the EMCs' resources with its own intermediate and peaking assets in Georgia to serve the EMCs' peak demand, forecasted to grow from 1,800 MW in 2005 to 2,300 MW by 2010. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=8822.


Progress Energy President and CEO Bob McGehee Elected Chairman of the Board

On May 12, 2004, Progress Energy President and CEO Bob McGehee was elected chairman of the company's board of directors following the annual shareholders meeting. McGehee replaces Bill Cavanaugh, who had served in the role since 1999 and retired from the board at this meeting. McGehee became chief executive officer of Progress Energy, Inc. on March 1, 2004. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=8802.


LINE-OF-BUSINESS FINANCIAL INFORMATION


Progress Energy Carolinas

Progress Energy Carolinas electric energy operations contributed GAAP net income of $97 million for the quarter compared with $89 million for the same period last year. This quarter's earnings were positively affected by favorable weather, increased revenues from customer growth and usage and lower depreciation and amortization charges, primarily due to the impact of the depreciation study filed in the first quarter 2004. Additionally, results in the prior quarter included losses on limited partnership investment funds. These factors were partially offset by increased nuclear O&M charges and lower wholesale sales.

For the six months ended June 30, 2004, Progress Energy Carolinas electric energy operations contributed GAAP net income of $213 million compared with $223 million for the same period last year.

See the attached Supplemental Data schedules for additional information on Progress Energy Carolinas electric revenues, energy sales, energy supply and weather impacts.


Progress Energy Florida

Progress Energy Florida electric energy operations contributed GAAP net income of $84 million for the quarter compared with $61 million for the same period last year. This quarter's earnings were positively affected by lower retail revenue sharing, the additional return on investment on the Hines 2 plant that was placed into service in December 2003 and increased revenues from customer growth and usage. Results in the prior quarter included a year-to-date accrual for 2003 retail revenue sharing and an additional refund associated with 2002. These factors were partially offset by higher depreciation charges, primarily due to normal property additions.

For the six months ended June 30, 2004, Progress Energy Florida electric energy operations contributed GAAP net income of $133 million compared with $132 million for the same period last year.

See the attached Supplemental Data schedules for additional information on Progress Energy Florida electric revenues, energy sales, energy supply and weather impacts.


Progress Ventures

The Progress Ventures operations consist of Progress Fuels, which includes natural gas production, coal mining, coal terminal services, synthetic fuels production and fuels transportation and delivery, and Competitive Commercial Operations, which includes nonregulated generation and energy marketing activities. The Progress Ventures business unit had GAAP net income of $61 million for the quarter compared with $60 million for the same period last year.

Progress Fuels generated GAAP net income of $56 million for the quarter compared with $58 million for the same period last year. The decrease resulted primarily from lower synthetic fuel sales and increased synthetic fuel operating expenses partially offset by increased gas prices and volumes and increased coal margins. Within Progress Fuels, synthetic fuels operations generated GAAP net income of $36 million for the quarter compared with $49 million for the same period last year. The decrease in net income resulted primarily from lower synthetic fuel sales due to an internal change in the production schedule in 2004 compared to 2003 and an increase in operating expenses. Total synthetic fuel sales were 2.7 million tons for the quarter compared with 3.0 million tons for the same period last year.

Competitive Commercial Operations contributed GAAP net income of $5 million for the quarter compared with net income of $2 million for the same period last year. This quarter's results were positively impacted by favorable margins on new contracts. These items were partially offset by higher fixed charges. Fixed charges increased from additional depreciation and amortization on plants placed into service in 2003 and from an increase in interest expense from interest no longer being capitalized due to the completion of construction in the prior year.

For the six months ended June 30, 2004, the Progress Ventures business unit had net income of $101 million compared with net income of $108 million for the same period last year. Progress Fuels generated net income of $104 million for the six months ended June 30, 2004, compared with $97 million for the same period last year. Within Progress Fuels, synthetic fuels operations generated net income of $72 million for the six months ended June 30, 2004, compared with $83 million for the same period last year. Total synthetic fuel sales were 5.7 million tons for the six months ended June 30, 2004, compared with 5.5 million tons for the same period last year. Competitive Commercial Operations contributed a net loss of $3 million compared with net income of $11 million for the same period last year.

Other Businesses

Other businesses include Progress Rail, Progress Telecom and other small subsidiaries. Other businesses had a GAAP net loss of $26 million for the quarter compared with GAAP net income of $3 million for the same period last year. This quarter's results were negatively impacted by a $29 million after-tax charge recorded by SRS related to a civil litigation settlement. This item was partially offset by strong sales in the recycling operations at Progress Rail.

For the six months ended June 30, 2004, other businesses reported a net loss of $22 million compared with a net loss of $0.3 million for the same period in the prior year.


     Progress Rail

     Progress Rail had GAAP net income of $4 million for the quarter compared with net income of $2 million for the same period last year. Progress Rail earnings were positively impacted by higher prices and margins on recycling sales.

     For the six months ended June 30, 2004, Progress Rail reported net income of $9 million compared with a net loss of $1 million for the same period in the prior year.


     Progress Telecom

     Progress Telecom recorded a GAAP net loss of $1 million for the quarter compared with GAAP net income of $0.8 million for the same period last year.

     For the six months ended June 30, 2004, Progress Telecom reported a net loss of $2 million compared with net income of $1 million for the same period in the prior year.


Corporate

Corporate results, which primarily include interest expense on holding company debt, posted an ongoing operating loss of $52 million for the quarter compared with an ongoing operating loss of $52 million for the same period last year.

For the six months ended June 30, 2004, corporate results had an operating loss of $107 million compared with an operating loss of $107 million for the same period in the prior year.


ONGOING EARNINGS ADJUSTMENTS

Progress Energy's management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to compare more accurately the company's ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. Reconciling adjustments from GAAP earnings to ongoing earnings as they relate to the current quarter and information included in the Supplemental Data schedules are as follows:

Intraperiod Tax Allocation

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company's estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy's overall effective tax rate. The company's synthetic fuel sales are not subject to seasonal fluctuations to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment decreased earnings per share by $0.02 for the quarter, and decreased earnings per share by $0.02 for the same period last year, but has no impact on the company's annual earnings. Since this adjustment varies by quarter but has no impact on Progress Energy's annual earnings, management believes this adjustment is not representative of the company's ongoing quarterly earnings.


Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market decreased earnings per share by $0.02 for the quarter and decreased earnings per share by $0.01 for the same period last year. Since changes in the market value of the CVOs do not affect the company's underlying obligation, management does not consider the adjustment a component of ongoing earnings.


NCNG Discontinued Operations

The sale of NCNG to Piedmont Natural Gas closed on September 30, 2003, and the net proceeds were used to pay down debt. The operations of NCNG are reported as discontinued operations in the accompanying financial statements due to its sale, and therefore management does not believe this activity is representative of the ongoing operations of the company. NCNG had discontinued earnings of $1 million for this quarter and $3 million for the quarter ended June 30, 2003.


SRS Litigation Settlement

In June 2004, SRS, a subsidiary of the company, reached a settlement agreement in a civil suit with the San Francisco Unified School District. As a result, the company recorded a charge of approximately $29 million after-tax in the second quarter 2004. Management does not believe this settlement charge is indicative of ongoing operations of the company.

Cumulative Effect of Accounting Changes

Progress Energy recorded the cumulative effect of changes in accounting principles due to the adoption of new FASB accounting guidance. The impact to Progress Energy was due primarily to the new FASB guidance related to the accounting for certain contracts. This guidance discusses whether the pricing in a contract that contains broad market indices qualifies for certain exceptions that would not require the contract to be recorded at its fair value. Progress Energy Carolinas has a purchase power contract with Broad River LLC that did not meet the criteria for an exception, and a fair value adjustment was recorded in the fourth quarter of 2003. Due to the nonrecurring nature of these types of adjustments, management believes it is not representative of the 2003 operations of Progress Energy.


Impairments and One-Time Charges

During the fourth quarter of 2003, the company recorded after-tax impairments of its Affordable Housing portfolio and certain assets at the Kentucky May Coal Company. Management does not believe these impairments and one-time charges are representative of the ongoing operations of the company.

                                     * * * *

This earnings announcement, as well as a package of detailed financial information, is available on the company's Web site at www.progress-energy.com.

Progress Energy's conference call with the investment community will be held July 21, 2004, at 10 a.m. ET (7 a.m. PT) and will be hosted by Geoff Chatas, executive vice president and chief financial officer. Investors, media and the public may listen to the conference call by dialing 913-981-4900, confirmation code 501863. Should technical difficulties be encountered, please contact Tammy Blankenship at 919-546-2233. A playback of the call will be available from 1 p.m. ET July 21 through midnight August 4, 2004. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 501863.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for those unable to listen in real time.

Members of the media are invited to listen to the conference call and then participate in a media-only question and answer session with Geoff Chatas starting at 11 a.m. ET. To participate in this session, please dial 719-457-2673, confirmation code 572993.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 24,000 megawatts of generation capacity and $9 billion in annual revenues. The company's holdings include two electric utilities serving more than 2.8 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering generation, energy marketing, natural gas production, fuel extraction, rail services and broadband capacity. For more information about Progress Energy, visit the company's Web site at www.progress-energy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made. Examples of factors that you should consider with respect to any forward-looking statements made in this document include, but are not limited to, the following: the impact of fluid and complex government laws and regulations, including those relating to the environment; the impact of recent events in the energy markets that have increased the level of public and regulatory scrutiny in the energy industry and in the capital markets; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered (stranded) costs; the uncertainty regarding the timing, creation and structure of regional transmission organizations; weather conditions that directly influence the demand for electricity; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions to us; the impact on our facilities and our businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the ability to successfully access capital markets on favorable terms; the impact that increases in our leverage may have on us; our ability to maintain our current credit ratings; the impact of derivative contracts used in the normal course of our business; investment performance of pension and benefit plans and the ability to control costs; the availability and use of Internal Revenue Code
Section 29 (Section 29) tax credits by synthetic fuel producers, and our continued ability to use Section 29 tax credits related to our coal and synthetic fuels businesses; the impact to our financial condition and performance in the event that we are required to refund previously taken Section 29 tax credits; our ability to successfully integrate newly acquired assets, properties or businesses into our operations as quickly or as profitably as expected; our ability to manage the risks involved with the operation of our nonregulated plants, including dependence on third parties and related counter-party risks, and a lack of operating history; our ability to manage the risks associated with our energy marketing operations; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our subsidiaries.

These and other risk factors are detailed from time to time in our SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our ability to control or estimate precisely. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the effect each such factor will have on us.

                                      # # #

Contacts:

Investor Relations, Bob Drennan, 919-546-7474
Corporate Communications, Garrick Francis, 919-546-6189, or toll-free 877-641-NEWS (6397)

                              Progress Energy, Inc.
                    CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                  June 30, 2004

 UNAUDITED CONSOLIDATED STATEMENTS of INCOME
                                                                Three Months Ended      Six Months Ended
                                                                     June 30,                June 30,
---------------------------------------------------------------------------------------------------------
(in millions except per share data)                               2004        2003       2004       2003
---------------------------------------------------------------------------------------------------------
Operating Revenues
   Utility                                                     $ 1,721     $ 1,583    $ 3,406    $ 3,237
   Diversified business                                            709         467      1,258      1,000
---------------------------------------------------------------------------------------------------------
      Total Operating Revenues                                   2,430       2,050      4,664      4,237
---------------------------------------------------------------------------------------------------------
Operating Expenses
Utility
   Fuel used in electric generation                                468         394        961        805
   Purchased power                                                 219         210        402        413
   Operation and maintenance                                       372         364        735        699
   Depreciation and amortization                                   207         224        409        444
   Taxes other than on income                                      109          94        214        197
Diversified business
   Cost of sales                                                   661         416      1,165        891
   Depreciation and amortization                                    46          36         91         69
   Other                                                            45          38         88         88
---------------------------------------------------------------------------------------------------------
        Total Operating Expenses                                 2,127       1,776      4,065      3,606
---------------------------------------------------------------------------------------------------------
Operating Income                                                   303         274        599        631
---------------------------------------------------------------------------------------------------------
Other Income (Expense)
   Interest income                                                   4           3          7          6
   Other, net                                                        -          (9)       (25)       (15)
---------------------------------------------------------------------------------------------------------
        Total Other Income (Expense)                                 4          (6)       (18)        (9)
---------------------------------------------------------------------------------------------------------
Interest Charges
   Net interest charges                                            160         159        326        315
   Allowance for borrowed funds used during construction            (2)         (2)        (3)        (5)
---------------------------------------------------------------------------------------------------------
        Total Interest Charges, Net                                158         157        323        310
---------------------------------------------------------------------------------------------------------
Income from Continuing Operations before Income Tax and
   Cumulative Effect of Change in Accounting Principle             149         111        258        312
Income Tax Benefit                                                  (4)        (43)        (3)       (49)
---------------------------------------------------------------------------------------------------------
Income from Continuing Operations before Cumulative Effect of
   Change in Accounting Principle                                  153         154        261        361
Discontinued Operations, Net of Tax                                  1           3          1         14
---------------------------------------------------------------------------------------------------------
Income before Cumulative Effect of Change in Accounting
   Principle                                                       154         157        262        375
Cumulative Effect of Change in Accounting Principle,
   Net of Tax                                                        -           -          -          1
---------------------------------------------------------------------------------------------------------
Net Income                                                     $   154     $   157    $   262    $   376
---------------------------------------------------------------------------------------------------------
Average Common Shares Outstanding                                  242         236        242        235
---------------------------------------------------------------------------------------------------------
Basic Earnings per Common Share
    Income from Continuing Operations before Cumulative
       Effect of Change in Accounting Principle                $  0.63     $  0.65    $  1.08    $  1.54
    Discontinued Operations, Net of Tax                              -        0.01          -       0.06
    Cumulative Effect of Change in Accounting Principle,
       Net of Tax                                                    -           -          -          -
    Net Income                                                 $  0.63     $  0.66    $  1.08    $  1.60
---------------------------------------------------------------------------------------------------------
Diluted Earnings per Common Share
    Income from Continuing Operations before Cumulative
       Effect of Change in Accounting Principle                $  0.63     $  0.65    $  1.08    $  1.53
    Discontinued Operations, Net of Tax                              -        0.01          -       0.06
    Cumulative Effect of Change in Accounting Principle,
       Net of Tax                                                    -           -          -          -
    Net Income                                                 $  0.63     $  0.66    $  1.08    $  1.59
---------------------------------------------------------------------------------------------------------
Dividends Declared per Common Share                            $ 0.575     $ 0.560    $ 1.150    $ 1.120
---------------------------------------------------------------------------------------------------------

This financial information should be read in conjunction with the Company's 2003 Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.


PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions)                                                              June 30,       December 31,
ASSETS                                                                         2004               2003
-------------------------------------------------------------------------------------------------------
Utility Plant
  Utility plant in service                                                $  21,991          $  21,675
  Accumulated depreciation                                                   (8,240)            (8,077)
        Utility plant in service, net                                        13,751             13,598
  Held for future use                                                            13                 13
  Construction work in progress                                                 643                634
  Nuclear fuel, net of amortization                                             218                228
-------------------------------------------------------------------------------------------------------
     Total Utility Plant, Net                                                14,625             14,473
-------------------------------------------------------------------------------------------------------
Current Assets
  Cash and cash equivalents                                                      78                273
  Accounts receivable                                                           900                841
  Unbilled accounts receivable                                                  245                217
  Inventory                                                                     776                808
  Deferred fuel cost                                                            304                317
  Prepayments and other current assets                                          360                375
-------------------------------------------------------------------------------------------------------
     Total Current Assets                                                     2,663              2,831
-------------------------------------------------------------------------------------------------------
Deferred Debits and Other Assets
  Regulatory assets                                                             638                612
  Nuclear decommissioning trust funds                                           978                938
  Diversified business property, net                                          2,197              2,158
  Miscellaneous other property and investments                                  458                464
  Goodwill                                                                    3,730              3,726
  Prepaid pension costs                                                         449                462
  Intangibles, net                                                              306                327
  Other assets and deferred debits                                              238                253
-------------------------------------------------------------------------------------------------------
     Total Deferred Debits and Other Assets                                   8,994              8,940
-------------------------------------------------------------------------------------------------------
           Total Assets                                                   $  26,282          $  26,244
-------------------------------------------------------------------------------------------------------
Capitalization and Liabilities
-------------------------------------------------------------------------------------------------------
Common Stock Equity
  Common stock without par value, 500 million shares authorized,
      247 and 246 million shares issued and outstanding, respectively     $   5,339          $   5,270
  Unearned restricted shares                                                    (17)               (17)
  Unearned ESOP shares                                                          (76)               (89)
  Accumulated other comprehensive loss                                          (56)               (50)
  Retained earnings                                                           2,313              2,330
-------------------------------------------------------------------------------------------------------
        Total Common Stock Equity                                             7,503              7,444
-------------------------------------------------------------------------------------------------------
Preferred Stock of Subsidiaries-Not Subject to Mandatory Redemption              93                 93
Long-Term Debt, Affiliate                                                       309                309
Long-Term Debt, Net                                                           9,282              9,625
-------------------------------------------------------------------------------------------------------
        Total Capitalization                                                 17,187             17,471
-------------------------------------------------------------------------------------------------------
Current Liabilities
  Current portion of long-term debt                                             343                868
  Accounts payable                                                              731                699
  Interest accrued                                                              189                209
  Dividends declared                                                            141                140
  Short-term obligations                                                        628                  4
  Customer deposits                                                             172                167
  Other current liabilities                                                     836                580
-------------------------------------------------------------------------------------------------------
        Total Current Liabilities                                             3,040              2,667
-------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                             525                737
  Accumulated deferred investment tax credits                                   184                190
  Regulatory liabilities                                                      3,053              2,977
  Asset retirement obligations                                                1,306              1,271
  Other liabilities and deferred credits                                        987                931
-------------------------------------------------------------------------------------------------------
        Total Deferred Credits and Other Liabilities                          6,055              6,106
-------------------------------------------------------------------------------------------------------
Commitments and Contingencies
-------------------------------------------------------------------------------------------------------
           Total Capitalization and Liabilities                           $  26,282          $  26,244
-------------------------------------------------------------------------------------------------------

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS of CASH FLOWS

                                                                              Six Months Ended June 30,
(in millions)                                                                       2004           2003
--------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                       $   262        $   376
Adjustments to reconcile net income to net cash provided by operating activities:
      Income from discontinued operations                                             (1)           (14)
      Cumulative effect of change in accounting principle                              -             (1)
      Depreciation and amortization                                                  557            572
      Deferred income taxes                                                         (176)          (118)
      Investment tax credit                                                           (6)            (8)
      Deferred fuel cost (credit)                                                     13            (94)
      Cash provided (used) by changes in operating assets and
liabilities:
         Accounts receivable                                                        (103)           (80)
         Inventories                                                                  26             31
         Prepayments and other current assets                                        (53)            15
         Accounts payable                                                             61             (5)
         Income Taxes, net                                                           173            105
         Other current liabilities                                                    46             35
         Other                                                                       116             93
--------------------------------------------------------------------------------------------------------
         Net Cash Provided by Operating Activities                                   915            907
--------------------------------------------------------------------------------------------------------
Investing Activities
Gross utility property additions                                                    (483)          (541)
Diversified business property additions                                             (122)          (367)
Nuclear fuel additions                                                               (47)           (84)
Net contributions to nuclear decommissioning trust                                   (18)           (18)
Investments in non-utility activities                                                 (7)            (8)
Acquisition of intangibles                                                             -           (191)
Proceeds from sales of investments and assets                                         92              1
Net decrease in restricted cash                                                        5             17
Other                                                                                (11)            (4)
--------------------------------------------------------------------------------------------------------
          Net Cash Used in Investing Activities                                     (591)        (1,195)
--------------------------------------------------------------------------------------------------------
Financing Activities
Issuance of common stock                                                              58            172
Purchase of restricted shares                                                         (7)            (7)
Issuance of long-term debt                                                             1            655
Net increase in short-term indebtedness                                              624            163
Net decrease in cash provided by checks drawn in excess of bank balances             (58)           (44)
Retirement of long-term debt                                                        (865)          (392)
Dividends paid on common stock                                                      (280)          (268)
Other                                                                                  8            (5)
--------------------------------------------------------------------------------------------------------
           Net Cash (Used in) Provided by Financing Activities                      (519)           274
--------------------------------------------------------------------------------------------------------
Cash Used in Discontinued Operations                                                   -             (1)
--------------------------------------------------------------------------------------------------------
Net Decrease in Cash and Cash Equivalents                                           (195)           (15)
Cash and Cash Equivalents at Beginning of Period                                     273             61
--------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                       $    78        $    46
----------------------------------------------------------------------------------------------------------

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited
                                         Three Months Ended             Three Months Ended       Percentage Change
                                           June 30, 2004                  June 30, 2003          From June 30, 2003
---------------------------------------------------------------------------------------------------------------------
                                                          Total                         Total
                                                         Progress                      Progress
Utility Statistics                   Carolinas Florida    Energy    Carolinas Florida   Energy  Carolinas Florida
---------------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions)
    Retail
      Residential                       $284    $422        $706       $248    $414        $662     14.5 %    1.9 %
      Commercial                         213     214         427        199     192         391      7.0     11.5
      Industrial                         161      66         227        156      56         212              17.9
      Other retail                        19      52          71         18      46          64              13.0
      Provision for retail revenue
         sharing - 2004                    -      (3)         (3)         -       -           -                 -
      Provision for retail revenue
         sharing - 2003                    -       -           -          -     (10)        (10)                -
      Provision for retail revenue
         sharing - 2002                    -       -           -          -     (18)        (18)                -
---------------------------------------------------------------------------------------------------------------------
            Total Retail                $677    $751      $1,428       $621    $680      $1,301      9.0     10.4
  Unbilled                                24      24          48         23       7          30        -        -
  Wholesale                              139      53         192        154      50         204     (9.7)     6.0
  Miscellaneous revenue                   21      32          53         18      30          48     16.7      6.7
---------------------------------------------------------------------------------------------------------------------
            Total Electric              $861    $860      $1,721       $816    $767      $1,583      5.5 %   12.1 %
---------------------------------------------------------------------------------------------------------------------

Energy Sales (millions of kWh)
    Retail
      Residential                      3,525   4,505       8,030      3,052   4,703       7,755     15.5 %   (4.2)%
      Commercial                       3,172   2,941       6,113      2,946   2,951       5,897      7.7     (0.3)
      Industrial                       3,280   1,051       4,331      3,197   1,008       4,205      2.6      4.3
      Other retail                       337     751       1,088        317     742       1,059      6.3      1.2
---------------------------------------------------------------------------------------------------------------------
          Total Retail                10,314   9,248      19,562      9,512   9,404      18,916      8.4     (1.7)
    Unbilled                             404     790       1,194        396     498         894        -        -
    Wholesale                          3,114   1,093       4,207      3,301     890       4,191     (5.7)    22.8
---------------------------------------------------------------------------------------------------------------------
            Total Electric            13,832  11,131      24,963     13,209  10,792      24,001      4.7 %    3.1 %
---------------------------------------------------------------------------------------------------------------------

Energy Supply (millions of kWh)
  Generated - steam                    7,178   5,656      12,834      6,531   5,673      12,204
              nuclear                  5,411   1,708       7,119      5,793   1,688       7,481
              hydro                      156       -         156        304       -         304
              combustion turbines/
                 combined cycle          576   2,139       2,715        172   1,548       1,720
  Purchased                            1,042   2,322       3,364      1,028   2,435       3,463
---------------------------------------------------------------------------------------------------------------------
     Total Energy Supply
        (Company Share)               14,363  11,825      26,188     13,828  11,344      25,172
---------------------------------------------------------------------------------------------------------------------

Impact of Weather to Normal on Retail Sales
    Heating Degree Days - Actual         211      21                    251      21                (15.9)%     - %
                          Normal         236      13                    235      13

    Cooling Degree Days - Actual         647   1,090                    406   1,189                 59.4 %   (8.3)%
                          Normal         531   1,144                    544   1,144

Impact of retail weather to normal
    on EPS                             $0.03  ($0.01)      $0.02     ($0.04)  $0.00      ($0.04)
---------------------------------------------------------------------------------------------------------------------


                                          Six Months Ended               Six Months Ended         Percentage Change
                                           June 30, 2004                  June 30, 2003          From June 30, 2003
---------------------------------------------------------------------------------------------------------------------
                                                          Total                          Total
                                                         Progress                       Progress
Utility Statistics                   Carolinas Florida    Energy    Carolinas Florida    Energy  Carolinas Florida
---------------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions)
    Retail
      Residential                       $655    $824      $1,479       $605    $798      $1,403      8.3 %    3.3 %
      Commercial                         420     395         815        400     342         742      5.0     15.5
      Industrial                         308     128         436        302     104         406              23.1
      Other retail                        38      99         137         36      84         120              17.9
      Provision for retail revenue
          sharing - 2004                   -      (5)         (5)         -       -           -                 -
      Provision for retail revenue
          sharing - 2003                   -      (2)         (2)         -     (10)        (10)                -
      Provision for retail revenue
          sharing - 2002                   -       -           -          -     (18)        (18)                -
---------------------------------------------------------------------------------------------------------------------
            Total Retail              $1,421  $1,439      $2,860     $1,343  $1,300      $2,643      5.8     10.7
  Unbilled                                 1      18          19         (7)      7           -        -        -
  Wholesale                              295     120         415        364     121         485    (19.0)    (0.8)
  Miscellaneous revenue                   45      67         112         42      67         109      7.1        -
---------------------------------------------------------------------------------------------------------------------
            Total Electric            $1,762  $1,644      $3,406     $1,742  $1,495      $3,237      1.1 %   10.0 %
---------------------------------------------------------------------------------------------------------------------

Energy Sales (millions of kWh)
    Retail
      Residential                      8,266   8,797      17,063      7,639   9,256      16,895      8.2 %   (5.0)%
      Commercial                       6,230   5,431      11,661      5,930   5,393      11,323      5.1      0.7
      Industrial                       6,273   2,074       8,347      6,202   1,924       8,126      1.1      7.8
      Other retail                       682   1,423       2,105        660   1,398       2,058      3.3      1.8
---------------------------------------------------------------------------------------------------------------------
          Total Retail                21,451  17,725      39,176     20,431  17,971      38,402      5.0     (1.4)
    Unbilled                              20     655         675        (84)    554         470        -        -
    Wholesale                          6,904   2,415       9,319      7,920   2,166      10,086    (12.8)    11.5
---------------------------------------------------------------------------------------------------------------------
            Total Electric            28,375  20,795      49,170     28,267  20,691      48,958      0.4 %    0.5 %
---------------------------------------------------------------------------------------------------------------------

Energy Supply (millions of kWh)
  Generated - steam                   15,127   10,688     25,815     14,417   10,769     25,186
              nuclear                 11,345   3,366      14,711     11,709   3,385      15,094
              hydro                      364       -         364        558       -         558
              combustion turbines/
                 combined cycle          899   3,534       4,433        457   2,995       3,452
  Purchased                            1,804   4,493       6,297      2,290   4,619       6,909
---------------------------------------------------------------------------------------------------------------------
            Total Energy Supply
               (Company Share)        29,539  22,081      51,620     29,431  21,768      51,199
---------------------------------------------------------------------------------------------------------------------

Impact of Weather to Normal on Retail Sales
    Heating Degree Days - Actual       2,056     385                  2,028     482                  1.4 %  (20.1)%
                          Normal       1,892     385                  1,893     385

    Cooling Degree Days - Actual         657   1,090                    416   1,258                 57.9 %  (13.4)%
                          Normal         544   1,172                    555   1,172

Impact of retail weather to normal
   on EPS                              $0.08  ($0.01)      $0.07     ($0.01)  $0.03       $0.02
---------------------------------------------------------------------------------------------------------------------

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited

-------------------------------------------------------------------------------
Financial Statistics                                            June 30,
-------------------------------------------------------------------------------
                                                             2004      2003
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Return on average common stock equity (12 months ended)      9.1 %      9.8 %
Book value per common share                               $30.92     $29.42
Capitalization
    Common stock equity                                     41.3 %     38.2 %
    Preferred stock of subsidiary-redemption not required    0.5        0.5
    Total debt                                              58.2       61.3
-------------------------------------------------------------------------------
            Total Capitalization                           100.0 %    100.0 %
-------------------------------------------------------------------------------

                        ONGOING EARNINGS BY BUSINESS LINE

The following table provides an update to Progress Energy's 2004 projected ongoing earnings through the second quarter 2004, originally presented at Progress Energy's analyst meeting in February. As indicated below, the projected earnings for Progress Fuels' non-synthetic fuels business has been increased by $20 million, with a corresponding reduction for the synthetic fuels business. The February 2004 forecast did not reflect the full extent of the fees charged between Progress Fuels and the synthetic fuels businesses, which do not differ materially from those charged in prior years. This fee reallocation has no impact on projected consolidated earnings, historical financial statements or on the net after-tax cash flows previously reported in the Company's periodic reports to the holders of Contingent Value Obligations.

The 2004 ongoing earnings guidance of $3.50 to $3.65 per share excludes any impacts from the CVO mark-to-market adjustment, SRS litigation settlement and discontinued operations of NCNG. The CVO mark-to-market adjustment is based on the market value of the CVOs that management does not control and cannot predict. Management does not believe that the SRS litigation settlement charge is indicative of the ongoing operations of the company. The sale of NCNG closed on September 30, 2003, and the company does not anticipate any material discontinued earnings for NCNG after this date. Therefore, Progress Energy is not able to provide a corresponding GAAP equivalent for 2004 earnings guidance figures.


--------------------------------------------------------------------------------------------------------------
                                                     February 2004      Fee          July 2004
($ in millions)                                        Forcast      Reallocation      Forecast     YTD 6/30/04
--------------------------------------------------------------------------------------------------------------
Utilities                                               $825                            $825             $346
Progress Ventures
       Competitive Commercial Operations                 (10)                            (10)              (3)
       Progress Fuels (excluding Synthetic fuels)         45             20               65               32
       Synthetic fuels                                   205            (20)             185               72
Other Diversified                                          5                               5                7
Corporate Costs                                         (205)                           (205)            (107)
--------------------------------------------------------------------------------------------------------------
Ongoing Earnings*                                       $865                            $865             $346
       Intra-period tax allocation                                                                        (43)
       CVO mark-to-market                                                                                 (13)
       SRS settlement                                                                                     (29)
       NCNG discontinued operations                                                                         1
Reported GAAP Net Income                                                                                 $262
--------------------------------------------------------------------------------------------------------------

*Totals may not foot due to rounding

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited

2003 Quarterly Restatement of Subsidiary Reporting Period Change

Beginning in the fourth quarter of 2003, the Company ceased recording portions of the Progress Fuels' segment operations, primarily synthetic fuel facilities, one month in arrears. As a result, earnings for the year ended December 31, 2003 included 13 months of these operations, resulting in a net income increase of $2 million for the year. The Company restated previously reported consolidated quarterly earnings to reflect the new reporting periods, resulting in four months of earnings in the restated first quarter 2003 net income. The resulting impact for each quarter is outlined in the tables below.

                                                                       2003
                                                 ---------------------------------------------------
                                                        Q1        Q2        Q3        Q4     Total
----------------------------------------------------------------------------------------------------
Published Quarterly Ongoing earnings                  $184      $157      $306      $197      $844
Adjustment for Subsidiary Reporting Period Change       11         4        (1)      (14)        -
----------------------------------------------------------------------------------------------------
Restated Quarterly Ongoing earnings                   $195      $161      $305      $183      $844


                                                                       2003
                                                 ---------------------------------------------------
                                                        Q1        Q2        Q3        Q4     Total
----------------------------------------------------------------------------------------------------
Reported Quarterly GAAP net income                    $208      $153      $319      $102      $782
Adjustment for Subsidiary Reporting Period Change       11         4        (1)      (14)        -
----------------------------------------------------------------------------------------------------
Restated Reported Quarterly GAAP Net Income           $219      $157      $318       $88      $782


Reconciliation of Restated Quarterly Ongoing earnings to Restated Quarterly
Reported GAAP net income:
                                                                       2003
                                                 ---------------------------------------------------
                                                        Q1        Q2        Q3        Q4     Total
----------------------------------------------------------------------------------------------------
Ongoing Earnings                                      $195      $161      $305      $183      $844
   CVO mark-to-market*                                   2        (2)       (5)       (4)       (9)
   NCNG discontinued operations*                        11         3       (18)       (4)       (8)
   Cumulative effect of accounting changes*              1         -         -       (22)      (21)
   Impairments and one-time charges*                     -         -         -       (24)      (24)
   Intraperiod tax allocation*                          10        (5)       36       (41)        -
----------------------------------------------------------------------------------------------------
Reported GAAP net income                              $219      $157      $318       $88      $782

* See explanation for ongoing earnings adjustments under the caption "Ongoing Earnings Adjustments" in the text of the press release.

                              Progress Energy, Inc.
                               Earnings Variances
                          Second Quarter 2004 vs. 2003

                                          Regulated Utilities
                                                                                          Corporate and
                                                                                              Other
($ per share)                             Carolinas    Florida       Fuels         CCO      Businesses         Consolidated
---------------------------------------------------------------------------------------------------------------------------

2003 GAAP earnings                             0.37       0.26        0.24        0.01        (0.22)                  0.66
Intra-period tax allocation                                                                    0.02   A               0.02
CVOs                                                                                           0.01   B               0.01
NCNG discontinued operations                                                                  (0.01)  C              (0.01)
---------------------------------------------------------------------------------------------------------------------------
2003 ongoing earnings                          0.37       0.26        0.24        0.01        (0.20)                  0.68
---------------------------------------------------------------------------------------------------------------------------

Weather - retail                               0.07      (0.01)                                                       0.06
Other retail - growth and usage                0.02       0.02                                                        0.04
Wholesale                                     (0.05)      0.01                                        D              (0.04)
Retail revenue sharing                            -       0.06                                        E               0.06
Other margin                                  (0.01)      0.04                                        F               0.03

O&M                                           (0.04)      0.01                                        G              (0.03)

Utility depreciation and amortization          0.04      (0.02)                                       H               0.02

Other                                          0.01      (0.01)                                       I               0.00

Interest charges                                  -          -                   (0.01)        0.01   J               0.00

Net diversified business                          -          -       (0.01)       0.02        (0.02)  K, L           (0.01)

Share dilution                                (0.01)     (0.01)                                       M              (0.02)

---------------------------------------------------------------------------------------------------------------------------
2004 ongoing earnings                          0.40       0.35        0.23        0.02        (0.21)                  0.79
---------------------------------------------------------------------------------------------------------------------------
Intra-period tax allocation                                                                   (0.02)  A              (0.02)
CVOs                                                                                          (0.02)  B              (0.02)
SRS Litigation Settlement                                                                     (0.12)  N              (0.12)
---------------------------------------------------------------------------------------------------------------------------
2004 GAAP earnings                             0.40       0.35        0.23        0.02        (0.37)                  0.63
---------------------------------------------------------------------------------------------------------------------------

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intra-period tax allocations, purchase accounting transactions and corporate eliminations.

A  - Intra-period income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B  - Impact of change in market value of outstanding CVOs.
C  - Sale of NCNG to Piedmont Natural Gas which was finalized on September 30,
     2003.
D  - Carolinas - Wholesale decrease driven by favorable weather in Northeast
     United States in April 2003 led to increased off-system sales.
E  - Florida - Revenue sharing accrual in prior year included a year-to-date accrual for 2003 and an additional refund for 2002.
F  - Florida - Primarily return on investment on Hines 2 which was placed in service in December 2003.
G  - Carolinas - Higher O&M due to increased business unit spending as a result of nuclear outages in Q2 2004.
H - Carolinas - Reduced depreciation expense due primarily to lower rates based on depreciation study filed in Q1 2004. Florida - Increased depreciation expense due primarily to normal property additions.
I - Carolinas - Favorable due to decrease in losses on investments in limited partnership funds included in prior year partially offset by an increase in taxes over the prior year.
J - CCO - Interest is no longer capitalized related to construction at nonregulated generation plants. Corporate and Other Businesses - Reduction in interest expense is due to repayment of $500M of debt at the Holding Company during Q1 2004.
K - Fuels - Decrease due primarily to lower synthetic fuel sales and increased operating expenses partially offset by increased gas prices and volumes and increased coal margins.
L  - CCO - Increase due to favorable margins on several contracts partially offset by higher fixed costs.
M  - Primarily due to the impact of issuances under Investor Plus and Employee
     Benefit programs.
N  - Impact of SRS litigation settlement reached in civil proceedings.

                              Progress Energy, Inc.
                               Earnings Variances
                           Year-to-Date 2004 vs. 2003

                                          Regulated Utilities
                                                                                        Corporate and
                                                                                            Other
($ per share)                             Carolinas    Florida       Fuels        CCO     Businesses        Consolidated
-------------------------------------------------------------------------------------------------------------------------

2003 GAAP earnings                             0.95        0.56       0.41       0.05        (0.37)                 1.60
Intra-period tax allocation                                                                  (0.02) A              (0.02)
CVOs                                                                                          0.00  B               0.00
NCNG discontinued operations                                                                 (0.06) C              (0.06)
-------------------------------------------------------------------------------------------------------------------------
2003 ongoing earnings                          0.95        0.56       0.41       0.05        (0.45)                 1.52
-------------------------------------------------------------------------------------------------------------------------

Weather - retail                               0.10       (0.04)                                                    0.06
Other retail - growth and usage                0.04        0.02                                                     0.06
Wholesale                                     (0.13)       0.01                                     D              (0.12)
Retail revenue sharing                            -        0.05                                     E               0.05
Other margin                                  (0.01)       0.06                                     F               0.05

O&M                                           (0.05)      (0.04)                                    G              (0.09)

Service Company reallocation prior years      (0.04)          -       0.01       0.01         0.02  H               0.00

Utility depreciation and amortization          0.07       (0.03)                                    I               0.04

Other                                         (0.02)      (0.02)                                    J              (0.04)

Interest charges                                  -           -                 (0.03)       (0.01) K, L           (0.04)

Net diversified business                          -           -       0.01      (0.04)        0.01  M, N, O        (0.02)

Share dilution                                (0.03)      (0.02)                              0.01  P              (0.04)

-------------------------------------------------------------------------------------------------------------------------
2004 ongoing earnings                          0.88        0.55       0.43      (0.01)       (0.42)                 1.43
-------------------------------------------------------------------------------------------------------------------------
Intra-period tax allocation                                                                  (0.18) A              (0.18)
CVOs                                                                                         (0.05) B              (0.05)
SRS Litigation Settlement                                                                    (0.12) Q              (0.12)
-------------------------------------------------------------------------------------------------------------------------
2004 GAAP earnings                             0.88        0.55       0.43      (0.01)       (0.77)                 1.08
-------------------------------------------------------------------------------------------------------------------------

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intra-period tax allocations, purchase accounting transactions and corporate eliminations.


A  - Intra-period income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B  - Impact of change in market value of outstanding CVOs.
C  - Sale of NCNG to Piedmont Natural Gas which was finalized on September 30,
     2003.
D  - Carolinas - Wholesale decrease driven by favorable weather in Northeast
     United States in 2003 led to increased off-system sales.
E  - Florida - Included higher revenue sharing and an additional refund for
     2002 in 2003.
F  - Florida - Primarily return on investment on Hines 2 which was placed in service in December 2003.
G - Carolinas - Higher O&M due to increased business unit spending as a result of nuclear outages in Q2 2004. Florida - Higher O&M due to increased business unit spending for planned reliability improvements.
H  - Reallocation of Service Company costs (retroactive component for 2001 and
     2002) in accordance with SEC PUHCA Audit in Q1 2003.
I - Carolinas - Reduced depreciation expense due primarily to lower rates based on depreciation study filed in Q1 2004. Florida - Increased depreciation expense due primarily to normal property additions.
J  - Carolinas - Increase in other costs is due primarily to increase in taxes over the prior year.
K  - CCO - Interest is no longer capitalized related to construction at nonregulated generation plants.
L - Corporate and Other Business - Higher interest is due to reduction in capitalized interest related to construction at nonregulated plants which was partially offset by repayment of $500M of debt at the Holding Company during Q1 2004.
M - Fuels - Increase due primarily to higher gas prices and volumes, increased coal margins, partially offset by increased synthetic fuel operating expenses.
N - CCO - Decrease due to: 1) mark-to-market losses on a contract, 2) increased depreciation and amortization charges and fixed costs of as a result of additional plants being placed in service, and 3) receipt of a termination payment for a tolling contract received in Q1 2003. These items were partially offset by favorable margins on several contracts.
O  - Corporate and Other Business - Favorability is attributable primarily to increased margins at Rail due to increased recycling sales.
P  - Primarily due to the impact of issuances under Investor Plus and Employee
     Benefit programs.
Q  - Impact of SRS litigation settlement reached in civil proceedings.

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